Exhibit 99.1

One Commerce Square
Memphis, TN 38150

FOR IMMEDIATE RELEASE

Investor Relations Contact:
M.J.A. “Jekka” Pinckney
901.523.3525

Media Contact: Eileen Sarro
919.683.7642

National Commerce Financial Reports Second Quarter Earnings

Atlanta de novo expansion profitable in record 14 months

Second Quarter Highlights

•	Diluted EPS of $.35

•	Diluted operating EPS of $.40

•	Diluted operating cash EPS of $.44

•	Revenues increased 26.1 percent annualized versus 1Q03

•	Period end loans increased 20.2 percent annualized versus 1Q03

- 17.3 percent annualized excluding mortgage loans held for sale

•	Period end non interest bearing deposits increased 45.9 percent annualized versus 1Q03

•	Non interest income excluding securities gains increased 56.6 percent annualized versus 1Q03

•	Non performing assets improved to .51 percent

•	Net charge offs remained low at .28 percent

•	Additional steps taken to reduce interest rate risk

•	Atlanta de novo expansion reached break even in June

•	Quarterly cash dividend increased 17.6 percent

MEMPHIS, Tennessee, (July 17, 2003)—National Commerce Financial Corporation (NYSE: NCF) today announced second quarter 2003 net income of $71.5 million and net income per diluted share of $.35. Net income and net income per diluted share in the second quarter of 2003 were reduced by $9.8 million after-tax, or $.05 per diluted share, from expenses related to the termination of employment contracts and the proposed settlement of a class action lawsuit against its First Mercantile business unit. Excluding these expenses, second quarter operating earnings and operating earnings per diluted share were $81.4 million and $.40, respectively.

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Operating cash earnings, defined as net income adjusted to exclude core deposit amortization, conversion/merger, employment contract termination, and the First Mercantile litigation expenses, net of tax, was $90.9 million in the second quarter of 2003, up 19.0 percent annualized from $86.8 million in first quarter 2003. Operating cash earnings per diluted share was $.44, up 19.0 percent annualized from $.42 in first quarter 2003. The Company’s operating cash return on average tangible assets and return on average tangible shareholders’ equity were 1.75 percent and 25.90 percent, respectively, in the second quarter of 2003 versus 1.76 percent and 25.33 percent in first quarter 2003.

Earnings Summary

($ in thousands)	2Q03	1Q03	Annualized % Change
Net income	71,507	64,090	46.3%
First Mercantile litigation	677	12,775
Employment contract termination	9,170
Operating earnings	81,354	76,865	23.4
Amortization of core deposit intangible	9,561	9,933
Operating cash earnings	90,915	86,798	19.0

(thousands)
Average diluted shares outstanding	205,701	206,756

($ in cents)
Net income per diluted share	.35	.31	51.6
Operating earnings per diluted share	.40	.37	32.4
Operating cash earnings per diluted share	.44	.42	19.0

“I am very encouraged by our second quarter results. Loan growth improved sharply over prior quarters. Combined with outstanding deposit growth, non-interest income, asset quality, and a sharp focus on non-interest expenses, we were able to deliver strong operating leverage,” said William R. Reed Jr., president and chief executive officer of NCF. “While historically low rates continue to challenge our industry’s lending margins, I am very optimistic about NCF’s outlook for the remainder of 2003 and into 2004. We have taken several steps to reduce our interest rate risk and each and every employee is extremely focused on generating revenue, controlling costs, and ensuring NCF offers the ultimate customer experience. Nowhere is this more evident than in our Atlanta expansion where we reached profitability in June.”

For the six months ended June 30, 2003, net income and net income per diluted share were $135.6 million and $.66, respectively, compared to $155.8 million and $.75 for the six months ended June 30, 2002. Net income and net income per diluted share for the first six months of 2003 were reduced by $22.6 million after-tax, or $.11 per diluted share, from employment contract terminations and the proposed First Mercantile lawsuit settlement expenses. Net income and net income per diluted share for the six months ended June 30, 2002, were reduced by $3.2 million after-tax, or $.02 per diluted share, from conversion/merger expenses. Operating earnings and operating earnings per diluted share, which exclude these expenses, were $158.2 million and $.77, respectively, in 2003 compared to $159.0 million and $.76 in 2002. Operating cash earnings and operating cash earnings per diluted share were $177.7 million and $.86, respectively, in 2003 compared to $180.7 million and $.87 in 2002.

ATLANTA EXPANSION

The Company’s de novo entry into Atlanta reached profitability in record time during the second quarter. Early profitability was achieved compared to prior de novo expansions due to the city’s introduction to added convenience and service, a more rapid implementation of a broader product set, and the use of

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new marketing techniques with our in-store partner, The Kroger Co. The Company is working closely with Kroger through joint marketing to identify, target, and retain shared customers. These efforts and the Company’s emphasis on deposits in the early phase of de novo expansions have led to significant deposit growth in a very short amount of time. End of period deposits increased to $321.4 million, up 43.1 percent annualized from first quarter 2003. End of period loans increased to $86.9 million, up $55.3 million from first quarter 2003.

To date, the franchise consists of 29 full service banking locations, one private banking team and one commercial lending team. The banking locations are comprised of 28 in-store and one traditional, with two in-store locations generating more than $45 million in deposits. Current plans are for one in-store and five of the 22 traditional branches acquired from Wachovia in 2003 to open by year-end 2003 as well as the ongoing addition of private banking and commercial capabilities. Additional Kroger in-store locations as well the remaining acquired Wachovia branches are planned but have not been determined for 2004.

NET INTEREST INCOME

Taxable equivalent net interest income totaled $188.4 million, an annualized increase of 8.7 percent from first quarter 2003. Taxable equivalent net interest income increased $4.0 million, primarily due to strong earning asset growth. Earning asset growth contributed approximately $6.0 million to the rise in taxable equivalent net interest income offset by a 12 basis point decline in the net interest margin. Loan growth improved significantly in the second quarter with double-digit annualized growth rates in average balances in the commercial and consumer categories as well as at First Market Bank (the Company’s 49 percent owned, Richmond, Virginia, based savings bank). End of period loans at First Market Bank increased to $533.8 million, up 24.6 percent annualized from first quarter 2003.

Period End Loans

($ in thousands)	2Q03	1Q03	Annualized % Change
Commercial	$3,570,337	$3,403,217	19.6
CRE	3,719,164	3,689,692	3.2
Consumer	4,128,195	3,966,994	16.3
Mortgage[1]	783,615	625,528	101.1
Other	210,135	211,742	(3.0)
Total loans[1]	12,411,446	11,897,173	17.3
First Market Bank	533,840	502,893	24.6

[1]	Excludes mortgage loans held for sale

The net interest margin for the second quarter of 2003 was 3.86 percent, down 12 basis points from 3.98 percent in the first quarter of 2003. During the quarter, the earning asset yield declined 27 basis points, compared to a 16 basis point decline in the cost of interest-bearing liabilities. The loan yield was the largest contributor to the decline in the earning asset yield, falling 27 basis points from 6.32 percent to 6.05 percent. Efforts to increase non-interest bearing deposits remain very successful. During the second quarter, end of period non-interest bearing deposits rose $273.5 million or 45.9 percent annualized versus first quarter 2003. End of period deposits at First Market Bank increased to $885.1 million, up 24.7 percent annualized from first quarter 2003.

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Period End Deposits

($ in thousands)	2Q03	1Q03	Annualized % Change
Non interest bearing	2,657,291	2,383,806	45.9
Savings, NOW, and Money Market	5,849,113	5,795,400	3.7
Jumbo and Brokered CDs	2,063,785	1,804,492	57.5
Time deposits	4,876,012	4,942,165	(5.4)
Total deposits	15,446,201	14,925,863	13.9
First Market Bank	885,053	833,658	24.7

INTEREST RATE RISK

The Company continues to take additional steps to manage its balance sheet to a more neutral to slightly asset-sensitive position. During the second quarter, the Company converted $200 million of floating rate, LIBOR-based loans to a fixed-rate using interest rate swaps. Additionally, in early third quarter, $300 million of fixed rate Federal Home Loan Bank term borrowings with a weighted average interest rate of 3.92 percent were prepaid which will result in a third quarter 2003 charge of $9.8 million. The Company expects that the loss will be offset with gains from sales of branches and investment securities. In combination, these changes will reduce interest rate risk and add approximately $3.0 million of net interest income per quarter, improving the net interest margin. Lastly, due to the extremely low interest rate environment, the Company is considering curtailing and at times refraining from the reinvestment of cash flows from its investment portfolio, instead using proceeds to pay off wholesale funding and reduce its balance sheet which will improve capital ratios.

ASSET QUALITY

Industry-leading asset quality remains a hallmark of the Company. Second quarter asset quality ratio comparisons to the prior quarter are impacted by the reduction of average loan balances attributable to the residential mortgage securitization transaction in first quarter 2003. Net charge-offs were $8.9 million or .28 percent of average loans in the second quarter of 2003, up from $7.7 million or .24 percent of average loans in the first quarter of 2003. The second quarter net charge-off ratio would have been .26 percent had the average loan balances included in the securitization been included in the calculation.

Non-performing assets improved from the first quarter. At June 30, 2003, non-performing assets totaled $66.2 million or .51 percent of end of period loans, foreclosed real estate, and other repossessed assets, down from $67.8 million or .55 percent at March 31, 2003. Non-performing assets at June 30, 2003, included $33.8 million of non-performing loans, $24.0 million of foreclosed real estate, and $8.4 million of other repossessed assets.

The allowance for loan losses at June 30, 2003, was $167.3 million or 1.30 percent of end of period total loans, up from $162.8 million or 1.33 percent at March 31, 2003. The decline in the allowance for loan loss ratio was impacted by significant growth in the second quarter in mortgage loans held for sale. The current allowance provides a coverage level of 4.69 times second quarter annualized net charge-offs, 4.94 times non-performing loans, and 2.53 times non-performing assets, each significantly above industry levels.

NON-INTEREST INCOME

Second quarter 2003 non-interest income, excluding investment securities gains, increased 56.6 percent annualized over the first quarter of this year. While capital markets and mortgage banking revenues remain extremely strong, each reported business segment experienced double-digit annualized growth in

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the second quarter. Non-interest income from the Company’s Financial Enterprise businesses rose 84.5 percent annualized over first quarter.

Non-interest income at the Company’s capital markets business increased $5.9 million in second quarter 2003 to $21.0 million from $15.1 million in first quarter 2003. Mortgage banking contributed $17.1 million in non-interest income, up $3.2 million or 92.6 percent annualized over first quarter 2003, on over $1.4 billion of residential mortgage loan originations. At the current run rate, the December 2002 acquisition of Atlanta-based BancMortgage will pay for itself by December 2003.

Non-interest income from First Mercantile and the Company’s retail brokerage unit were up 33.8 percent and 83.2 percent annualized, respectively, over the first quarter of this year. First Market Bank, which is accounted for using the equity method of accounting, continues to be one of the fastest growing financial institutions in the U.S., contributing $1.1 million in non-interest income for the second quarter, up 62.6 percent annualized from first quarter 2003.

EFFICIENCY

The Company and each of its two business segments experienced positive operating leverage in second quarter allowing the banking, Financial Enterprise, and corporate operating cash efficiency ratios (which the Company defines as total non-interest expense, less core deposit amortization, conversion/merger, employment contract terminations, and the First Mercantile litigation expenses, divided by fully-taxable equivalent net interest income and non-interest income) to improve.

Operating Cash Efficiency Ratios

($ in thousands)	2Q03	1Q03	Annualized % Change
Banking revenues	$254,407	$244,849	15.6
Banking operating cash expense	116,980	115,279	5.9
Banking operating cash efficiency ratio	45.98%	47.08%

Financial Enterprise revenues	59,501	49,972	76.3
Financial Enterprise operating cash expense	40,893	34,731	71.0
Financial Enterprise cash efficiency ratio	68.73%	69.50%

NCF revenues	312,798	293,671	26.1
NCF cash operating expense	156,763	148,860	21.2
NCF operating cash efficiency ratio	50.12%	50.69%

Supplemental financial tables are available on the Company’s website at www.ncfcorp.com/releases.cfm.

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ABOUT NCF

National Commerce Financial Corporation, headquartered in Memphis, Tennessee, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking and non-banking affiliates. With $23 billion in assets, NCF operates almost 500 branches in 14 of the nation’s fastest growing metropolitan areas throughout the southeast.

NON-GAAP FINANCIAL INFORMATION

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). NCF’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures adjust GAAP performance measures to exclude the effects of unusual litigation related expenses, conversion/merger expenses, and employment contract terminations as well as the amortization of core deposit intangibles. These non-GAAP measures may also exclude other significant gains or losses that are unusual in nature. Since these items and their impact on NCF’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of NCF’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FORWARD-LOOKING STATEMENTS

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

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NATIONAL COMMERCE FINANCIAL CORPORATION

Current Quarter Financial Highlights

(In Thousands Except Share and Per Share Data)

	Three Months Ended			% Change Fav/(Unfav)	Three Months Ended			% Change Fav/(Unfav)
	6/30/2003		3/31/2003		6/30/2003		6/30/2002
Earnings and Earnings Per Share
Revenues (TE)	$312,798		293,671	6.5	312,798		285,892	9.4

Net income	$71,507		64,090	11.6	71,507		80,868	(11.6)
First Mercantile litigation, net of tax	677		12,775	(94.7)	677		—	—
Employment contract terminations, net of tax	9,170		—	—	9,170		—	—

Operating earnings	81,354		76,865	5.8	81,354		80,868.6
Amortization of core deposit, net of tax	9,561		9,933	(3.7)	9,561		11,052	(13.5)

Operating cash earnings	$90,915		86,798	4.7	90,915		91,920	(1.1)

Average basic shares outstanding	204,628,675		205,270,721		204,628,675		206,368,053
Average diluted shares outstanding	205,700,819		206,755,698		205,700,819		208,978,097

Basic EPS	$.35		.31	12.9	.35		.39	(10.3)
Diluted EPS	.35		.31	12.9	.35		.39	(10.3)
Basic EPS—Operating	.40		.37	8.1	.40		.39	2.6
Diluted EPS—Operating	.40		.37	8.1	.40		.39	2.6
Basic EPS—Operating Cash	.44		.42	4.8	.44		.45	(2.2)
Diluted EPS—Operating Cash	.44		.42	4.8	.44		.44	—

Key Performance Ratios
Net interest margin	3.86%		3.98		3.86		4.33
Efficiency ratio	61.39		64.45		61.39		54.25
Operating cash efficiency ratio	50.12		50.69		50.12		46.47
Banking operating cash efficiency ratio	45.98		47.08		45.98		42.74
Return on average assets	1.29		1.22		1.29		1.60
Return on average equity	10.61		9.64		10.61		12.82
Cash return on average tangible assets	1.75		1.76		1.75		1.95
Cash return on average tangible equity	25.90		25.33		25.90		31.28

Asset Quality Ratios
Loan loss allowance to total loans	1.30%		1.33		1.30		1.30
Net loans charged-off (annualized) to average loans	.28		.24		.28		.24
Nonperforming assets to loans plus foreclosed real
estate and other repossessed assets	.51		.55		.51		.53
Loan loss allowance to net charge-offs (annualized)	4.69	x	5.23		4.69		5.53
Loan loss allowance to nonperforming loans	4.94		4.96		4.94		5.30

Selected Average Balances
Assets	$22,173,395		21,292,442	4.1	22,173,395		20,233,304	9.6
Loans	12,614,546		12,789,028	(1.4)	12,614,546		12,335,537	2.3
Core deposits	13,056,980		12,734,843	2.5	13,056,980		12,405,823	5.2
Stockholders’ equity	2,702,937		2,695,846.3		2,702,937		2,529,919	6.8

Selected Period End Balances
Assets	$22,679,991		21,721,985	4.4	22,679,991		20,812,168	9.0
Loans	12,909,893		12,288,866	5.1	12,909,893		12,470,030	3.5
Core deposits	13,382,416		13,121,371	2.0	13,382,416		12,487,536	7.2
Stockholders’ equity	2,720,435		2,696,014.9		2,720,435		2,596,386	4.8
Shares outstanding	204,384,778		205,009,566		204,384,778		206,417,264
Number of banking offices	482		483		482		466
Number of ATMs	556		559		556		554
Number of full-time equivalent employees (FTE)	5,582		5,564		5,582		5,469

Capital Ratios
Period-end tangible equity to period-end tangible assets	6.70%		6.85		6.70		6.44
Risk-based capital ratios:
Tier 1 capital	11.23	E	10.50		11.23	E	10.49
Total capital	12.38	E	11.57		12.38	E	11.69
Leverage ratio	7.81	E	8.01		7.81	E	7.76

E—Estimated

NATIONAL COMMERCE FINANCIAL CORPORATION

Year to Date Financial Highlights

(In Thousands Except Share and Per Share Data)

	Six Months Ended			$ Change Fav/(Unfav)	% Change Fav/(Unfav)
	6/30/2003		6/30/2002
Earnings and Earnings Per Share
Revenues (TE)	$606,469		557,246	49,223	8.8

Net income	$135,597		155,767	(20,170)	(12.9)
Conversion/merger expenses, net of tax	—		3,211	(3,211)	(100.0)
First Mercantile litigation, net of tax	13,452		—	13,452	—
Employment contract terminations, net of tax	9,170		—	9,170	—

Operating earnings	158,219		158,978	(759)	(.5)
Amortization of core deposit, net of tax	19,494		21,672	(2,178)	(10.0)

Operating cash earnings	$177,713		180,650	(2,937)	(1.6)

Average Basic Shares Outstanding	204,947,925		206,058,688
Average Diluted Shares Outstanding	206,225,344		208,634,557

Basic EPS	$.66		.76	(.10)	(13.2)
Diluted EPS	.66		.75	(.09)	(12.0)
Basic EPS—Operating	.77		.77	.00	—
Diluted EPS—Operating	.77		.76	.01	1.3
Basic EPS—Operating Cash	.87		.88	(.01)	(1.1)
Diluted EPS—Operating Cash	.86		.87	(.01)	(1.1)

Key Performance Ratios
Net interest margin	3.92%		4.36
Efficiency ratio	62.87		55.25
Operating cash efficiency ratio	50.39		46.50
Banking operating cash efficiency ratio	46.52		42.55
Return on average assets	1.26		1.58
Return on average equity	10.13		12.52
Cash return on average tangible assets	1.75		1.96
Cash return on average tangible equity	25.62		30.55

Asset Quality Ratios
Loan loss allowance to total loans	1.30%		1.30
Net loans charged-off to average loans	.26		.25
Loan loss allowance to net charge-offs	5.00	x	5.30

Selected Average Balances
Assets	$21,735,352		19,892,485	1,842,867	9.3
Loans	12,701,305		12,222,822	478,483	3.9
Core deposits	12,896,801		12,071,386	825,415	6.8
Stockholders’ equity	2,699,411		2,508,867	190,544	7.6